Exhibit 21

SUBSIDIARIES OF HEXCEL CORPORATION

DOMESTIC:

1.	ACM Holdings LLC (Delaware)
2.	CS Tech-Fab Holding, Inc. (Delaware)
3.	Hexcel Beta Corp. (Delaware)
4.	Hexcel Far East (California)
5.	Hexcel Foundation (California)
6.	Hexcel International (California)
7.	Hexcel LLC (Delaware)
8.	Hexcel Omega Corporation (California)
9.	Hexcel Pacific Rim Corporation (California)
10.	Hexcel Pacific Rim Corporation (Delaware)
11.	Hexcel Pottsville Corporation (Delaware)
12.	Hexcel Reinforcements Corp. (Delaware)
13.	Hexcel Reinforcements Holding Corp. (Delaware)
14.	Hexcel Technologies Inc. (Delaware)

FOREIGN:
1.	Hexcel Asia Pacific Trading Limited (Hong Kong)
2.	Hexcel-China Holdings Corp. (Mauritius)
3.	Hexcel Composites GmbH (Austria)
4.	Hexcel Composites GmbH (Germany)
5.	Hexcel Composites GmbH & Co. KG (Austria)
6.	Hexcel Composites Limited (UK)
7.	Hexcel Composites SASU (France)
8.	Hexcel Composites Sdn. Bhd. (Malaysia)
9.	Hexcel Composites S.L. (Spain)
10.	Hexcel Composites S.P.R.L. (Belgium)
11.	Hexcel Composites S.r.l. (Italy)
12.	Hexcel Europe Limited (UK)
13.	Hexcel Fibers S.L. (Spain)
14	Hexcel Financing Luxembourg S.à.r.l.
15.	Hexcel Holding B.V. (Netherlands)
16.	Hexcel Holding GmbH (Austria)
17.	Hexcel Holdings Hong Kong Limited (Hong Kong)
18.	Hexcel Holdings Luxembourg S.à r.l. (Luxembourg)
19.	Hexcel Holding Spain, S.L. (Spain)
20.	Hexcel Holdings SASU (France)
21.	Hexcel Holdings (UK) Limited (UK)
22.	Hexcel Japan K. K. (Japan)
23.	Hexcel LLC Luxembourg SCS
24.	Hexcel Overseas (UK)
25.	Hexcel Reinforcements Holding Corp. Luxembourg SCS
26.	Hexcel Reinforcements SASU (France)
27.	Hexcel SASU (France)
28.	Hexcel (Tianjin) Composites Material Co., Ltd.
29.	Hexcel (UK) Limited (UK)
30.	Société de Technologies Appliquées aux Matériaux SARL (France)